Exhibit 10.1

Consulting Agreement

This Consulting Agreement (“Agreement”) is made and entered into as of July 3, 2018, by and between Big 5 Corp., a Delaware corporation (“Company”), and Gary S. Meade (“Consultant”).

Recitals

A.    Company is in the business of operating retail sporting goods stores and Consultant has extensive knowledge of the Company, its business and related matters.

B.    In light of Consultant’s knowledge and expertise, the Company desires to engage Consultant as an independent contractor consultant to provide certain services for the Company as described herein.

C.    Consultant agrees to perform these services for Company under the terms and conditions set forth in this Agreement.

In consideration of the mutual promises set forth in this contract, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between Company and Consultant as follows:

1.    Retention of Consultant; Description of Services

Effective as of the date of this Agreement, Company hereby retains Consultant as an independent contractor consultant, and Consultant hereby accepts such consulting relationship, upon the terms and conditions set forth in this Agreement. Consultant will perform consulting and advisory services as requested by Company with respect to matters relating to or affecting (a) legal issues, including litigation, (b) corporate governance, (c) strategic or management issues, and (d) other matters within Consultant’s area of expertise as they arise. Consultant shall perform and discharge well and faithfully for Company such consulting services during the term of this Agreement as may be assigned to Consultant from time to time by the General Counsel of Company.

2.    Consulting Fees and Reimbursement

Consultant agrees to provide consulting and advisory services for up to ten (10) hours per month, including any required travel time, at no cost to Company. If Company requests Consultant to provide additional services during any month, such services will be provided on an hourly basis at a mutually agreed upon hourly rate to be determined by the parties. In addition, Company shall reimburse Consultant for any reasonable out-of-pocket costs incurred in connection with such services. Any invoices covering services performed by Consultant will be issued on a monthly basis and are payable within thirty (30) days of receipt of invoice.

3.    Equity Plan

Company acknowledges and agrees that during the term of this Agreement, Consultant shall be considered a “Consultant” as defined in the Big 5 Sporting Goods Corporation Amended and Restated 2007 Equity and Performance Incentive Plan (the “Plan”) and shall thus maintain his “Continuous Status as an Employee, Director or Consultant” as defined in the Plan.

4.    Term and Termination

This Agreement shall run from the date hereof until terminated. Either party may terminate this Agreement at any time and for any reason whatsoever in its sole and absolute discretion by giving written notice of termination to the other party hereto and termination shall be effective as of the date such notice is dispatched pursuant to Section 9. Termination of this Agreement shall not affect the provisions of Section 6, which shall survive any termination of this Agreement.

5.    Independent Contractor Status

Consultant is an independent contractor and is not an employee, servant, agent, partner or joint venturer of Company. Company shall determine the work to be done by Consultant, but Consultant shall determine the legal means by which he accomplishes the work specified by Company. Company is not responsible for withholding, and shall not withhold, FICA or taxes of any kind from any payments it may owe Consultant. Consultant shall not be entitled to receive any benefits that employees of Company are entitled to receive (except pursuant to the Plan) and shall not be entitled to workers’ compensation, unemployment compensation, medical insurance, life insurance, paid vacations, paid holidays, pension, profit sharing, or Social Security on account of his work for the Company. Company will provide Consultant with an IRS Form 1099-MISC for any fees paid under this Agreement, and Consultant shall be solely responsible for all federal, state, and local taxes on such income.

6.    Confidential Information

A.    As used in this Agreement, the following words, terms, and phrases shall have the meanings set forth below:

(1)    “Confidential Information” shall mean and include any and all Information (as defined below) of the following types: (a) business or financial information, financial statements, projections, business plans, or strategic or marketing plans, market studies, or analyses; (b) cost and expense information, pricing and discount information, gross or net profit margins, or analyses; (c) technical data, specifications, computer software (including both source code and object code or “executable” software), databases, and database designs; (d) processes, transactions, and transaction procedures; (e) identity of vendors or suppliers or terms of vendor or supply agreements or arrangements or trade secrets; (f) terms, conditions, provisions, or obligations of any contracts or agreements to which Company is a party or to which any of its assets are subject, or the identity of any Person who is a party to any contract or agreement with Company; (g) procedural or operational manuals, employee manuals, training manuals, or programs; (h) site selections or review reports, site selection criteria, demographic analyses of or regarding any locations of retail outlets of Company, the terms of any lease for any such retail outlet, or any summary thereof; (i) the identity of any employee of Company, and the compensation, benefits, or terms of employment of any such employee; (j) information related to pending, threatened or anticipated litigation or claims involving Company; and (k) such other information of or regarding Company that Company actually maintains as confidential or proprietary; provided, however, that such information shall be deemed confidential only to the extent that it (x) has not been previously disclosed to the public, or (y) is not ascertainable from public or published information or trade sources, or (z) is not subsequently publicly disclosed (other than by a violation of this Agreement).

(2)    “Information” shall mean and include any data or information Disclosed (as defined below) in the form of (a) any written information, reports, documents, books, notebooks, memoranda, charts, or graphs; (b) computer tapes, disks, CD-ROM, files, or other mechanical or electronic media; (c) oral statements, representations, or presentations; (d) audio, visual, or audio-visual materials or presentations, including audiotapes, videocassettes, laser discs, or CDs; and (e) any other documentary, written, magnetic, or other permanent or semi-permanent form.

(3)    “Disclose” or “Disclosure” shall mean and include any delivery, transmittal, presentation, or representation of Information, by any Person to any other Person.

(4)    “Person” shall mean and include any individual or natural person, corporation, trust, proprietorship, partnership, limited partnership, joint venture, limited liability company, limited liability partnership, or any other entity.

B.    Consultant agrees to retain and maintain in strict confidence any and all Confidential Information of Company. Consultant agrees that, without the prior express written consent of Company, Consultant shall not, either directly or indirectly, individually or in concert with others: (1) disclose any such Confidential Information to any other Person; (2) use any such Confidential Information for the benefit of any Person other than Company; or (3) permit any Confidential Information to be Disclosed to or used by any Person other than Company.

C.    Consultant expressly agrees and acknowledges that the obligations of Consultant pursuant to this Section 6 shall continue, notwithstanding the expiration of this Agreement, the completion of the services, and/or any termination of this Agreement by either Consultant or Company, so long as Consultant has any knowledge, possession, or control of, or access to, any Confidential Information of Company. Upon the completion of the services, or any other termination or expiration of this Agreement, for any reason, Consultant shall, if required to do so by Company, promptly return to Company (without retaining copies, in any medium) any and all Confidential Information of Company in the possession or control of Consultant.

7.    Assignment and Successors

Neither Company nor Consultant may assign any of their respective rights or duties under this Agreement without the prior written consent of the other party; provided, however, the Company may assign its rights and duties hereunder to any entity which entity which acquires substantially all of the assets and business of the Company. The parties agree that this Agreement shall be binding upon the successors of each party and shall insure to the benefit of, and be enforceable by, such successors, and any officers or directors thereof.

8.    Governing Law

The parties agree that this Agreement shall be governed by, and construed in accordance with, the laws of the State of California.

9.    Notices

Any notices to be given under this Agreement shall be in writing, sent by registered or certified mail, postage prepaid, return receipt requested, or by telegram or facsimile followed by a confirmation letter sent as provided above, addressed to such party as follows:

(a)    Notices to the Company:

Big 5 Corp.

Attn.: General Counsel

2525 East El Segundo Boulevard

El Segundo, California 90245

(b)    Notices to Consultant:

Gary S. Meade

Notices sent in accordance with this Section shall be deemed effective on the date of dispatch. Any changes in the information set forth in this Section shall be upon notice to the other party delivered in the manner set forth above.

10.    Entire Agreement

This Agreement constitutes the entire understanding between the parties, and supersedes all prior agreements and negotiations, whether oral or written. There are no other agreements between the parties, except as set forth in this Agreement. No supplement, modification, waiver, or termination of this Agreement shall be binding unless in writing and executed by the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement at El Segundo, California as of the day and year first above written.

COMPANY
Big 5 Corp.,
a Delaware corporation

By:	/s/ Luke D. Thompson
Luke D. Thompson
Senior Vice President, Legal

CONSULTANT

/s/ Gary S. Meade
Gary S. Meade

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